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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Thermadyne Holdings Corporation for the registration of 251,345 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2005, with respect to the consolidated financial statements of Thermadyne Holdings Corporation, Thermadyne Holdings Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Thermadyne Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri July 22, 2005

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  Exhibit 23.2